HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS THIRD-QUARTER 2014 FINANCIAL RESULTS
- Third Consecutive Quarter of Double-Digit Sales and Profit Growth
- Excluding Actions, Net Sales up 17%, Operating Profit up 23% and EPS up 41%
- Full-Year Adjusted EPS Guidance Increased to a Range of $5.55 to $5.65, up from the
Previous Range of $5.40 to $5.60

WINSTON-SALEM, N.C. (Oct. 29, 2014) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced strong third-quarter financial results driven by acquisition benefits, innovation, and enhanced profitability from global supply chain efficiency gains. The company raised its full-year adjusted EPS guidance for the third time this year based on quarterly results despite a continued environment of restrained consumer spending.

For the third quarter ended Sept. 27, 2014, net sales increased 17 percent to $1.40 billion, adjusted operating profit excluding actions increased 23 percent to $217 million, and adjusted diluted EPS excluding actions increased 41 percent to $1.73. (Unless noted, all consolidated measures and comparisons in this news release are adjusted to exclude third-quarter 2014 pretax charges of $63 million related to the acquisitions of DBApparel and Maidenform Brands, Inc., and other actions. On a GAAP basis, operating profit declined 13 percent to $154 million, and diluted EPS decreased 6 percent to $1.16. See the GAAP reconciliation section below.)

Hanes has delivered three consecutive quarters of double-digit growth in net sales, adjusted operating profit and adjusted EPS. Third-quarter results were aided by acquisition-related sales and profit contributions, modest base sales growth led by innovative products, and significant efficiency gains from global supply chain operations.

The company’s updated 2014 full-year financial guidance includes an increase in expected adjusted EPS to a range of $5.55 to $5.65, up from a previous guidance of $5.40 to $5.60. The company continues to expect net sales of approximately $5.350 billion to $5.375 billion.

“Our business continues to perform very well, particularly in an uncertain consumer environment,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “We have delivered more earnings in the first three quarters of 2014 than we did all of last year. Our Innovate-to-Elevate strategy, global self-owned supply chain, and acquisitions continue to generate shareholder value and give us confidence in our potential for many years to come.”

HanesBrands Reports Third-Quarter 2014 Financial Results - Page 2

Third-Quarter 2014 Financial Highlights and Business Segment Summary

Key accomplishments for the third quarter include:

Sales Growth in Each Business Segment. Net sales increased for each business segment. Maidenform contributed $115 million in the third quarter, and DBApparel contributed $81 million. Excluding the acquisition contributions, net sales on a constant currency basis increased 1 percent versus the year-ago quarter.

Supply Chain and Innovate-to-Elevate Drive Margin Improvement. Strong global supply chain performance and Innovate-to-Elevate drove a 100-basis-point improvement in adjusted operating profit margin year-over-year in the third quarter, excluding DBApparel. Overall, including DBA, adjusted operating margin increased 70 basis points.

Maidenform Integration Successfully Completed. Hanes completed the integration of Maidenform within one year of the acquisition closing. From here on, Maidenform brand results will be part of the company’s core business in its Innerwear, International and Direct to Consumer segments. The company remains on schedule for capturing synergies from the acquisition and integration, including ramp up of internalized production of select Maidenform intimate apparel styles in Hanes’ self-owned supply chain.

DBApparel Acquisition Closed and Integration Planning Underway. Hanes closed on the acquisition of DBApparel, a leading marketer of intimate apparel and underwear in Europe, from Sun Capital Partners, Inc., on Aug. 29, 2014. Hanes has begun cross-company integration planning for DBA and expects to create significant synergies by applying Hanes’ Innovate-to-Elevate strategy in Europe and leveraging its primarily self-owned global supply chain. The company expects the acquisition and synergies to add approximately $1.00 of annual adjusted EPS within three to four years.

Key business highlights include:

Innerwear Segment. Innerwear net sales increased 16 percent in the third quarter as a result of the Maidenform acquisition, while the company’s base business was up slightly compared with a year ago. Operating profit increased 29 percent on acquisition benefits and increased base-business profitability.

•
Retail Environment. Sales in the quarter were affected by a continued uneven and challenging retail environment. Sales growth of at least mid-single digits in socks, boys’ underwear, and panties were offset by softness in other Innerwear categories. Innovation platforms, including ComfortBlend and X-Temp underwear and Flexible Fit bras, continued to outperform their respective categories.

•	Profitability Improvement. Innerwear’s operating profit margin increased 200 basis points to 19.8 percent as a result of strong supply chain performance and Innovate-to-Elevate.

HanesBrands Reports Third-Quarter 2014 Financial Results - Page 3

Activewear Segment. Activewear sales increased 5 percent, while operating profit declined 1 percent versus a strong year-ago third quarter.

•
Continued Strong Profitability. The segment’s operating profit margin was 16.1 percent in the third quarter, and the year-to-date operating margin of 14.1 percent is 95 basis points better than a year ago.

•	Mixed Sales Environment. Retail Activewear sales increased by 1 percent, while Gear for Sports sales increased by double digits.

International Segment. The acquisitions of Maidenform and DBApparel contributed to International sales growth of 63 percent and operating profit growth of 74 percent in the third quarter, while foreign exchange rates on currency continued to have a negative impact on both measures. On a constant-currency basis, base International net sales decreased 3 percent in the quarter and operating profit decreased 1 percent.

Direct to Consumer Segment. Net sales for the Direct to Consumer segment increased 13 percent and operating profit increased 6 percent in the third quarter, with the acquisition of Maidenform contributing to both comparisons versus the year-ago quarter.

2014 Guidance

Based on third-quarter results, Hanes has increased its 2014 outlook for full-year adjusted EPS and other financial measures. The company’s previous guidance for the 53-week year was updated Sept. 3, 2014, at the time the DBApparel acquisition completion was announced.

All guidance for adjusted performance measures exclude charges related to the acquisitions of DBA and Maidenform and other actions. (See the GAAP reconciliation section below.)

Hanes’ guidance range for net sales remains approximately $5.350 billion to $5.375 billion. The company has increased guidance for adjusted operating profit to a range of $750 million to $770 million, up from the previous guidance range of $735 million to $755 million.

Hanes expects interest expense and other expense of approximately $93 million. The DBA acquisition is expected to have a slightly positive effect on the company’s corporate tax rate, and Hanes anticipates the 2014 tax rate to be in the range of approximately 13 percent to 14 percent. The company expects approximately 103 million diluted weighted average shares outstanding in 2014.

Adjusted EPS guidance for 2014 has been increased to a range of $5.55 to $5.65, up from previous guidance of $5.40 to $5.60.

The new full-year guidance implies fourth-quarter guidance of approximately $1.55 billion to $1.57 billion in net sales; a range of $187 million to $207 million for adjusted operating profit; and a range of approximately $1.35 to $1.45 for adjusted EPS. The fourth-quarter guidance includes estimated contributions from DBA of approximately €155 million to €175 million in net sales, or $194 million to $219 million, and approximately €14 million in adjusted operating profit, or approximately $17 million, with an expected currency exchange rate of approximately $1.25 to the euro.

HanesBrands Reports Third-Quarter 2014 Financial Results - Page 4

The company expects net cash from operating activities to be in the range of $550 million to $600 million for the year, compared with the previous guidance range of $500 million to $600 million. Any cash generated in 2014 by DBA is expected to be substantially offset by cash closing expenses for the acquisition. The company continues to expect to make pension contributions of approximately $60 million and net capital expenditures of approximately $70 million.

Charges for Actions and Reconciliation to GAAP Measures

Adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), and EBITDA are not generally accepted accounting principle measures. Hanes has chosen to provide these non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. Non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies.

Hanes incurred pretax charges of $63 million in the third quarter, $24 million in the second quarter and $43 million in the first quarter for actions related to the acquisition and integration of Maidenform, the acquisition of DBApparel, and for actions primarily related to supply chain optimization and regional alignment of commercial operations.

Adjusted EPS is defined as diluted earnings per share excluding actions and the tax effect on actions. Adjusted EPS for the third quarter 2014 was $1.73, while on a GAAP basis, diluted EPS was $1.16 in the quarter versus $1.23 a year ago.

Adjusted operating profit is defined as operating profit excluding actions. Adjusted operating profit for the third quarter was $217 million, while on a GAAP basis, operating profit for the quarter was $154 million versus $177 million a year ago.

Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. The company believes that these measures provide investors with additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions.

See Table 5 attached to this press release to reconcile adjusted measures with their respective GAAP measures.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although the company does not use EBITDA to manage its business, it believes that EBITDA is another way that investors measure financial performance. See Table 2 attached to this press release to reconcile EBITDA with the GAAP measure of net income.

For the company’s 2014 guidance, adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions, and adjusted operating profit is defined as operating profit excluding actions. Hanes’ current estimate for pretax charges in 2014 for the Maidenform and DBA acquisitions and other actions is approximately $180 million to $190 million but actual charges could vary significantly. The company believes guidance for adjusted EPS and adjusted operating profit provides investors with an additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions.

HanesBrands Reports Third-Quarter 2014 Financial Results - Page 5

On a GAAP basis, full-year 2014 diluted EPS will vary depending on actual performance, charges and tax rate. GAAP diluted EPS could be in the range of approximately $3.95 to $4.15. GAAP operating profit for 2014 could be in the range of approximately $560 million to $590 million.

Webcast Conference Call

Hanes will host an Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast, consisting of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available at www.Hanes.com/investors. A telephone playback will be available from approximately 7:30 p.m. EDT today through midnight EST Nov. 5, 2014. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 22187919.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading “2014 Guidance,” statements regarding the value creation potential of the business, as well as statements about the benefits anticipated from the Maidenform and DBApparel acquisitions, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the failure of businesses we acquire to perform to expectations; current economic conditions, including consumer spending levels and the price elasticity of our products; legal, regulatory, political and economic risks associated with our operations in international markets, including the risk of significant fluctuations in foreign exchange rates; the highly competitive and evolving nature of the industry in which we compete; unanticipated business disruptions or the loss of one or more suppliers in our global supply chain; our ability to effectively manage our inventory and reduce inventory reserves; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, as well as in the investors section of our corporate website at www.Hanes.com/investors. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands Reports Third-Quarter 2014 Financial Results - Page 6

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands in the Americas, Asia and Europe, including Hanes, Champion, Playtex, DIM, Bali, Maidenform, Flexees, JMS/Just My Size, Wonderbra, Nür Die, Lovable and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, men’s underwear, children’s underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. Ranked No. 530 on the Fortune 1000 list, Hanes has approximately 55,900 employees in more than 35 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2014, 2013 and 2012 Sustained Excellence Award winner and 2011 and 2010 Partner of the Year award winner. The company has been ranked on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Nine Months Ended
	September 27, 2014	September 28, 2013	% Change	September 27, 2014	September 28, 2013	% Change
Net sales	$1,400,728	$1,197,346	17.0%	$3,802,150	$3,342,012	13.8%
Cost of sales	903,013	775,666		2,443,304	2,157,551
Gross profit	497,715	421,680	18.0%	1,358,846	1,184,461	14.7%
As a % of net sales	35.5%	35.2%		35.7%	35.4%
Selling, general and administrative expenses	343,823	244,782		926,042	740,973
As a % of net sales	24.5%	20.4%		24.4%	22.2%
Operating profit	153,892	176,898	(13.0)%	432,804	443,488	(2.4)%
As a % of net sales	11.0%	14.8%		11.4%	13.3%
Other expenses	795	795		1,890	2,010
Interest expense, net	23,528	25,002		66,465	75,846
Income before income tax expense	129,569	151,101		364,449	365,632
Income tax expense	10,625	25,838		49,367	67,404
Net income	$118,944	$125,263	(5.0)%	$315,082	$298,228	5.7%

Earnings per share:
Basic	$1.18	$1.25	(5.6)%	$3.14	$2.99	5.0%
Diluted	$1.16	$1.23	(5.7)%	$3.09	$2.93	5.5%

Weighted average shares outstanding:
Basic	100,598	100,066		100,492	99,764
Diluted	102,131	101,987		102,014	101,923

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended			Nine Months Ended
	September 27, 2014	September 28, 2013	% Change	September 27, 2014	September 28, 2013	% Change
Segment net sales:
Innerwear	$648,310	$560,127	15.7%	$2,007,794	$1,744,471	15.1%
Activewear	424,745	405,091	4.9%	1,037,063	966,508	7.3%
Direct to Consumer	112,663	100,003	12.7%	300,729	272,719	10.3%
International	215,010	132,125	62.7%	456,564	358,314	27.4%
Total net sales	$1,400,728	$1,197,346	17.0%	$3,802,150	$3,342,012	13.8%

Segment operating profit:
Innerwear	$128,343	$99,887	28.5%	$405,765	$342,331	18.5%
Activewear	68,224	68,591	(0.5)%	145,928	127,020	14.9%
Direct to Consumer	17,254	16,245	6.2%	28,401	25,441	11.6%
International	28,950	16,648	73.9%	53,321	31,662	68.4%
General corporate expenses/other	(25,744)	(24,473)	5.2%	(70,794)	(82,966)	(14.7)%
Acquisition, integration and other action related charges	(63,135)	—	NM	(129,817)	—	NM
Total operating profit	$153,892	$176,898	(13.0)%	$432,804	$443,488	(2.4)%

EBITDA[1]:
Net income	$118,944	$125,263		$315,082	$298,228
Interest expense, net	23,528	25,002		66,465	75,846
Income tax expense	10,625	25,838		49,367	67,404
Depreciation and amortization	23,500	21,571		69,540	67,201
Total EBITDA	$176,597	$197,674	(10.7)%	$500,454	$508,679	(1.6)%

¹	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 27, 2014	December 28, 2013
Assets
Cash and cash equivalents	$215,832	$115,863
Trade accounts receivable, net	874,922	578,558
Inventories	1,666,008	1,283,331
Other current assets	397,658	265,914
Total current assets	3,154,420	2,243,666

Property, net	673,295	579,883
Intangible assets and goodwill	1,436,984	1,004,143
Other noncurrent assets	278,795	262,356
Total assets	$5,543,494	$4,090,048

Liabilities
Accounts payable and accrued liabilities	$1,293,186	$781,296
Notes payable	137,948	36,192
Accounts Receivable Securitization Facility	225,000	181,790
Current portion of long-term debt	19,821	—
Total current liabilities	1,675,955	999,278
Long-term debt	1,908,733	1,467,000
Other noncurrent liabilities	494,136	393,147
Total liabilities	4,078,824	2,859,425

Equity	1,464,670	1,230,623
Total liabilities and equity	$5,543,494	$4,090,048

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 27, 2014	September 28, 2013
Operating Activities:
Net income	$315,082	$298,228
Depreciation and amortization	69,540	67,201
Other noncash items	13,771	13,443
Changes in assets and liabilities, net	(183,072)	(121,887)
Net cash from operating activities	215,321	256,985

Investing Activities:
Purchases/sales of property and equipment, net, and other	(50,326)	(24,825)
Acquisition of business, net of cash acquired	(352,986)	—
Net cash from investing activities	(403,312)	(24,825)

Financing Activities:
Cash dividends paid	(89,638)	(39,615)
Net borrowings on notes payable, debt and other	382,339	(101,804)
Net cash from financing activities	292,701	(141,419)
Effect of changes in foreign currency exchange rates on cash	(4,741)	(1,217)
Change in cash and cash equivalents	99,969	89,524
Cash and cash equivalents at beginning of year	115,863	42,796
Cash and cash equivalents at end of period	$215,832	$132,320

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Gross profit, as reported under GAAP	$497,715	$421,680	$1,358,846	$1,184,461
Acquisition, integration and other action related charges	22,565	—	41,227	—
Gross profit, as adjusted	$520,280	$421,680	$1,400,073	$1,184,461
As a % of net sales	37.1%	35.2%	36.8%	35.4%

Selling, general and administrative expenses, as reported under GAAP	$343,823	$244,782	$926,042	$740,973
Acquisition, integration and other action related charges	(40,570)	—	(88,590)	—
Selling, general and administrative expenses, as adjusted	$303,253	$244,782	$837,452	$740,973
As a % of net sales	21.6%	20.4%	22.0%	22.2%

Operating profit, as reported under GAAP	$153,892	$176,898	$432,804	$443,488
Acquisition, integration and other action related charges included in gross profit	22,565	—	41,227	—
Acquisition, integration and other action related charges included in SG&A	40,570	—	88,590	—
Operating profit, as adjusted	$217,027	$176,898	$562,621	$443,488
As a % of net sales	15.5%	14.8%	14.8%	13.3%

Net income, as reported under GAAP	$118,944	$125,263	$315,082	$298,228
Acquisition, integration and other action related charges included in gross profit	22,565	—	41,227	—
Acquisition, integration and other action related charges included in SG&A	40,570	—	88,590	—
Tax effect on actions	(5,176)	—	(16,033)	—
Net income, as adjusted	$176,903	$125,263	$428,866	$298,228

Diluted earnings per share, as reported under GAAP	$1.16	$1.23	$3.09	$2.93
Acquisition, integration and other action related charges	0.57	—	1.12	—
Diluted earnings per share, as adjusted	$1.73	$1.23	$4.20	$2.93